CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Commodity-Linked High Income Trigger Securities due 2008	$5,000,000	$535.00

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 120 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated November 16, 2006
Rule 424(b)(2)

$5,000,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

12% HITS due May 28, 2008
Based on the Performance of a Basket of Four Commodities
High Income Trigger SecuritiesSM (“HITSSM”)

The HITS will pay 12% interest per year but unlike ordinary debt securities, do not guarantee any return of principal at maturity. Instead, the HITS will pay at maturity either (i) an amount in cash equal to the principal amount of the HITS or (ii) if the value of a weighted basket of four physical commodities (which we refer to as the basket) decreases to or below 65% of its initial value on any day from and including November 16, 2006 the day we priced the securities for initial sale to the public, which we refer to as the pricing date, to and including May 16, 2008, which we refer to as the valuation date, an amount of cash based on the performance of the basket as determined on the valuation date and which could approach zero. The basket is composed of High Grade Primary Aluminum (which we refer to as aluminum), Copper Grade A (which we refer to as copper), Primary Nickel (which we refer to as nickel) and Special High Grade Zinc (which we refer to as zinc). We refer to each component of the basket as a basket commodity and all components collectively as the basket commodities.
•	The principal amount and issue price of each HITS is $10.
•	The HITS will pay a quarterly coupon of 12% per annum on each February 28, May 28, August 28 and November 28, commencing February 28, 2007.
•	At maturity, for each $10 of HITS you hold, you will receive either (i) if a trigger event has not occurred, an amount in cash equal to the $10 principal amount of the HITS, or (ii) if a trigger event has occurred, an amount in cash equal to the basket value, as determined on the valuation date. If a trigger event has occurred and the basket value on the valuation date has declined relative to the pricing date, you will receive at maturity, for each HITS which you hold, an amount which will be less than the $10 principal amount of the HITS and which could approach zero.
º	A trigger event will occur if the basket value on any day from and including the pricing date to and including the valuation date declines to or below the trigger level.
Ø	The basket value will equal (i) $10 times (ii) the basket performance.
Ø	The basket performance is equal to the sum of the (i) the aluminum performance factor, (ii) the copper performance factor, (iii) the nickel performance factor and (iv) the zinc performance factor.
Ø	The trigger level is equal to $6.50, or 65% of the initial basket value of $10. The initial basket value represents the value of the basket on the pricing date.
º	The performance factor for each basket commodity will equal (i) the proportional increase or decrease of the price relative to the initial price for such basket commodity times (ii) 0.25, which is the basket weighting for each basket commodity.
Ø	The initial price for each basket commodity equals the price for such basket commodity on the pricing date.
Ø	The price for each basket commodity on any day will equal the official cash offer price per metric ton for such basket commoditystated in U.S. dollars on the London Metal Exchange (“LME”) for same day delivery, as determined by the LME and as generally displayed on Reuters page MTLE under the heading “LME Daily Official Prices” on such day.
•	Investing in the HITS is not equivalent to investing in the basket commodities.
•	The HITS will not be listed on any securities exchange.
•	The CUSIP number for the HITS is 61748A361.

You should read the more detailed description of the HITS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of HITS.”

The HITS involve risks not associated with an investment in conventional debt securities, including the risk that you could lose your entire investment. See “Risk Factors” beginning on PS-11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100% PER HITS

	Price to Public	Agent’s Commissions(1)	Proceeds to Company

Per HITS	100%	2.00%	98.00%
Total	$5,000,000	$100,000	$4,900,000
(1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the HITS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the HITS, see the section of this pricing supplement called “Description of HITS–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the HITS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The HITS have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The HITS may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The HITS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the HITS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the HITS to the public in Hong Kong as the HITS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the HITS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the HITS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The HITS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the HITS nor make the HITS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the HITS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the HITS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the HITS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The HITS offered are medium-term debt securities of Morgan Stanley. The HITS will pay 12% interest per year but unlike normal debt securities, do not guarantee any return of principal at maturity. The return on the HITS is linked to the performance of a weighted basket composed of four physical commodities during the term of the HITS and at maturity. The basket is composed of High Grade Primary Aluminum (which we refer to as aluminum), Copper Grade A (which we refer to as copper), Primary Nickel (which we refer to as nickel) and Special High Grade Zinc (which we refer to as zinc). We refer to each component of the basket as a basket commodity and all components collectively as the basket commodities.

     “High Income Trigger Securities” and “HITS” are service marks of Morgan Stanley.

Each HITS costs $10

We, Morgan Stanley, are offering you 12% High Income Trigger SecuritiesSM (“HITSSM ”) due May 28, 2008, Based on the Performance of a Basket of Four Commodities. The principal amount and issue price of each HITS is $10.

The original issue price of the HITS includes the agent’s commissions paid with respect to the HITS and the cost of hedging our obligations under the HITS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the HITS reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the HITS. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of HITS —Use of Proceeds and Hedging.”

Coupon payments	We will pay a quarterly coupon of 12% per annum on the principal amount of the HITS on each February 28, May 28, August 28 and November 28, commencing February 28, 2007.

The basket

We have designed the HITS to provide investors with exposure to a basket of industrial metals. The following table sets forth the basket commodities, the initial price for each basket commodity, the Reuters page for each basket commodity and the percentage weighting of each basket commodity within the basket.

Basket Commodity	Initial Price	Reuters Page	Percentage Weighting

High-Grade Primary Aluminum (“aluminum”)	2,679.00	MTLE	25%
Copper-Grade A (“copper”)	6,877.00	MTLE	25%
Primary Nickel (“nickel”)	30,605.00	MTLE	25%
Special High-Grade Zinc (“zinc”)	4,359.00	MTLE	25%

Payment at maturity; no guaranteed return of principal	Unlike ordinary debt securities, the HITS do not guarantee any return of principal at maturity. Instead, at maturity, for each HITS that you hold, you will receive either:

•	If a trigger event has not occurred, an amount in cash equal to the $10 principal amount of the HITS; or

•	If a trigger event has occurred, an amount in cash equal to the basket value as determined on the valuation date, as described below. If the basket value on the valuation date has declined relative to the basket value on November 16, 2006, the day we priced the HITS for initial sale to the public, which we refer to as the pricing date, you will receive less than the $10 principal amount of the HITS and may receive zero.

A Trigger Event Will Occur If the Basket Value Decreases To or Below the Trigger Level During the Term of the HITS

A trigger event will occur if the basket value decreases to or below the trigger level on any day from and including the pricing date to and including the valuation date.

The trigger level is equal to $6.50, which is 65% of the initial basket value. The initial basket value represents the value of the basket on the pricing date and will equal $10.

The basket value on any day will equal:

Basket value =	$10		x	basket performance

where:

basket performance		=		on any day, the sum of the (i) aluminum
				performance factor, (ii) copper performance
				factor, (iii) nickel performance factor and (iv)
				zinc performance factor, based on the price of
				each basket commodity on such day.

The performance factor for each basket commodity on any day will be calculated as follows:

Commodity Performance Factor

			Basket Weighting

		aluminum price
aluminum performance factor	=		x	.25
		initial aluminum price

		copper price
copper performance factor	=		x	.25
		initial copper price

		nickel price
nickel performance factor	=		x	.25
		initial nickel price

		zinc price
zinc performance factor	=		x	.25
		initial zinc price

where:

initial price for each
basket commodity	=	the price for each basket commodity on the
pricing date; and
price for each basket
commodity	=	the official cash offer price per metric ton for
such basket commodity stated in U.S. dollars on
the London Metal Exchange (“LME”) for same
day delivery, as determined by the LME and as
generally displayed on Reuters page MTLE
under the heading “LME Daily Official Prices”.

If a Trigger Event Occurs, You Will Receive an Amount in Cash Based on the Performance of the Basket as Determined on the Valuation Date And Which Could Approach Zero

If a trigger event occurs, your payment at maturity will be calculated as follows:

Payment at maturity = basket value on the valuation date

where:
valuation date	=	May 16, 2008, subject to adjustment in the event of
non-trading days or certain market disruption events.

If the basket value on the valuation date is less than the initial basket value of $10, you will receive less than the principal amount of $10 for each HITS which you hold and may receive zero. On PS-8, we have provided examples of hypothetical payouts on the HITS.

Please review the table of the historical prices of each of the basket commodities for each calendar quarter in the period from January 1, 2001 through November 16, 2006 and related graphs. Please also review the graph of the historical performance of the basket for the period from January 1, 2001 through November 16, 2006 (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under “Description of HITS—Historical Information” and “—Historical Graph” which illustrates the effect of the offset and/or correlation among the commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance.

You may revoke your offer to purchase the HITS prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the HITS. You may revoke your offer to purchase the HITS at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the HITS prior to their issuance. In the event of any material changes to the terms of the HITS, we will notify you.

MSCS will be the calculation agent

We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MSCS has determined the initial price for each basket commodity and will determine the price for each basket commodity, the basket commodities’ performance factors, the basket value and the basket performance and whether a trigger event has occurred and will calculate the amount, if any, you will receive at maturity.

Because the characterization of the HITS for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the HITS are uncertain

You should also consider the U.S. federal tax consequences of investing in the HITS. There is no direct legal authority as to the proper tax treatment of the HITS, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Significant aspects of the tax treatment of the HITS are uncertain. Pursuant to the terms of the HITS, you have agreed with us to treat a HITS as a unit consisting of (i) an option granted by you to us, to enter into, upon the occurrence of certain events, a financial contract pursuant to which you agree to pay a certain amount to us at maturity or upon acceleration in exchange for a cash payment that is based upon the performance of the basket, and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the financial contract, as described in “Description of HITS —United States Federal Income Taxation— General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the HITS, the timing and character of income on the HITS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the HITS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section “Description of HITS—United States Federal Income Taxation.”

If you are a foreign investor, please read the section of this pricing supplement called “Description of HITS—United States Federal Income Taxation—Non-U.S. Holders” for a discussion of the withholding tax consequences of an investment in the HITS.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the HITS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the HITS

The HITS are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and accompanying prospectus dated January 25, 2006. We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes— General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities”.

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the HITS, you should read the “Description of HITS” section in this pricing supplement. You should also read about some of the risks involved in investing in HITS in the section called “Risk Factors.” The tax treatment of investments in commodity- linked securities such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of HITS—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the HITS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE HITS

     At maturity, for each HITS that you hold, you will receive either an amount in cash equal to the principal amount of the HITS or if a trigger event occurs on any day from and including the pricing date to and including the valuation date, an amount in cash based on the performance of the basket, whether negative or positive, as determined on the valuation date.

     If a trigger event occurs, your payment at maturity will equal the basket value on the valuation date. If the basket value on the valuation date has declined relative to the basket value on the pricing date, you will receive less than the $10 principal amount of HITS back at maturity and may receive zero.

     Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below. Following are four examples of the calculation of the payment at maturity.

Basket Performance Example

Commodity	Percentage Weight of Commodities in the Basket	Initial Price	Hypothetical Price

High-Grade Primary Aluminum	25%	2,679.00	2,946.90
Copper-Grade A	25%	6,877.00	7,564.70
Primary Nickel	25%	30,605.00	33,665.50
Special High Grade Zinc	25%	4,359.00	4,794.90

Basket Performance = Sum of Commodity Performance Factors

[aluminum price / initial aluminum price] x 25% plus

[copper price/ initial copper price] x 25% plus

[nickel price / initial nickel price] x 25% plus

[zinc price / initial zinc price] x 25%

So, using the hypothetical prices above,

aluminum performance factor = [2,946.90/2,679.00] x 25% = 0.275 plus
copper performance factor = [7,564.70/ 6,877.00]x 25% = 0.275 plus
nickel performance factor = [33,665.50/ 30,605.00] x 25% = 0.275 plus
zinc performance factor = [4,794.90/4,359.00] x 25% = 0.275

equals

basket performance = 1.10 (representing an increase of 10%)

Payment at Maturity Examples

Example 1:

No trigger event occurs.

     If no trigger event occurs, you will receive at maturity only the $10 principal amount of the HITS. Accordingly, you will not participate in any increase (or decrease) in the basket value over the term of the HITS.

Example 2:

A trigger event occurs and all basket commodities have declined in value as of the valuation date so that the basket value on the valuation date is less than the initial basket value of $10.

Commodity	Percentage Weight of Commodities in the Basket		Initial Price		Hypothetical Price on the Valuation Date	Percentage Change	Commodity Performance Factors

High-Grade Primary Aluminum	25%		2,679.00		1,339.50	-50%	0.125
Copper-Grade A	25%		6,877.00		3,438.50	-50%	0.125
Primary Nickel	25%		30,605.00		15,302.50	-50%	0.125
Special High Grade Zinc	25%		4,359.00		2,179.50	-50%	0.125

					Basket performance =		0.50
	Basket value	=	$10	x	basket performance

			$10	x	0.50 = $5

     In this example, because a trigger event has occurred, your payment at maturity will be equal to the basket value on the valuation date. Here, the basket value as of the valuation date has declined in value relative to the initial basket value and is $5 (i.e. the basket value has continued to decline below the trigger level). Accordingly, your payment at maturity will be $5, representing a 50% loss on your $10 initial investment in the HITS.

Example 3:

A trigger event occurs and while some of the basket commodities have increased in value as of the valuation date, others have experienced an offsetting decline, meaning you receive less than the $10 principal amount at maturity.

Commodity	Percentage Weight of Commodities in the Basket		Initial Price		Hypothetical Price on the Valuation Date	Percentage Change	Commodity Performance Factors

High-Grade Primary Aluminum	25%		2,679.00		401.85	-85%	0.0375
Copper-Grade A	25%		6,877.00		7,220.85	+5%	0.2625
Primary Nickel	25%		30,605.00		4,590.75	-85%	0.0375
Special High Grade Zinc	25%		4,359.00		4,576.95	+5%	0.2625

					Basket performance =		0.60

	Basket value	=	$10	x	basket performance

			$10	x	0.60 = $6

     In this example, the prices on the valuation date of two of the basket commodities—copper and zinc (with a combined weighting of 50% of the basket)—are each 5% higher than their respective initial prices, but the prices on the valuation date of the two remaining basket commodities—aluminum and nickel (with a combined weighting of

50% of the basket)—are each 85% lower than the initial prices for those basket commodities. Accordingly, the increase in copper and zinc is more than offset by the decreases in aluminum and nickel. Therefore, the total payment at maturity per HITS will be $6, representing a 40% loss on your $10 initial investment in the HITS.

Example 4:

A trigger event occurs but the basket value subsequently increases in value.

Commodity	Percentage Weight of Commodities in the Basket		Initial Price		Hypothetical Price on the Valuation Date	Percentage Change	Commodity Performance Factors

High-Grade Primary Aluminum	25%		2,679.00		2,893.32	+8%	0.270
Copper-Grade A	25%		6,877.00		7,564.70	+10%	0.275
Primary Nickel	25%		30,605.00		24,484.00	-20%	0.200
Special High Grade Zinc	25%		4,359.00		4,794.90	+10%	0.275

					Basket performance =		1.02
	Basket value	=	$10	x	basket performance

			$10	x	1.02 = $10.20

     In this example, a trigger event has occurred during the term of the HITS but the basket value has subsequently recovered so that the basket value as of the valuation date is greater than the trigger level. In this example, your payment at maturity will be $10.20, representing a 2% gain on your $10 initial investment in the HITS.

     Please review the table of the historical prices of each of the basket commodities for each calendar quarter in the period from January 1, 2001 through November 16, 2006 and related graphs. Please also review the graph of the historical performance of the basket for the period from January 1, 2001 through November 16, 2006 (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under “Description of HITS—Historical Information” and “—Historical Graph” which illustrates the effect of the offset and/or correlation among the commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance.

RISK FACTORS

     The HITS are not secured debt and are riskier than ordinary debt securities. Because your return is linked to the performance of the basket commodities, there is no guaranteed return of principal at maturity. Investing in the HITS is not equivalent to investing directly in the basket commodities. This section describes the most significant risks relating to the HITS. You should carefully consider whether the HITS are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, there is no guaranteed return of principal

The HITS combine features of equity and debt. The terms of the HITS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity. Our payout to you at maturity will either be (i) cash equal to the principal amount of the HITS or (ii) if the basket value decreases to or below the trigger level on any day over the term of the HITS so that a trigger event occurs, an amount of cash based on the performance of the basket as determined on the valuation date. If the basket value on the valuation date is less than the initial basket value of $10, you will receive less than the $10 principal amount of each HITS and may receive zero.

Except in certain circumstances, you will not participate in any appreciation in the value of the basket and investing in the HITS is not equivalent to investing in the basket commodities

Generally, you will not participate in any appreciation in the basket over the term of the HITS. Your return on the HITS will be limited to the coupon payable on the HITS, unless: (i) the basket value declines to or below the trigger level on any day from and including the pricing date to and including the valuation date, and (ii) the basket value at the valuation date has recovered and is greater than the initial basket value (i.e. has appreciated relative to the basket value at the pricing date). If the basket value on the valuation date is less than $10, you will receive less than the principal amount of HITS you hold, and may receive zero, even if during the term of the HITS, the basket value has appreciated above $10.

The trigger level does not represent a limitation on your potential losses

The trigger level of $6.50 does not represent a limitation on your potential losses. If the basket value declines to or below the trigger level, it is possible that the basket value will continue to decline so that as of the valuation date, the basket value and accordingly, your payment at maturity, is substantially less than $6.50 and could be zero.

The HITS will not be listed

The HITS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the HITS. MS & Co. currently intends to act as a market maker for the HITS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the HITS easily. Because we do not expect that other market makers will participate significantly in the secondary market for the HITS, the price at which you may be able to trade your HITS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the HITS.

Market price of the HITS will be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the HITS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the HITS in the secondary market, including:

•	the price of each of the basket commodities at any time, including on the valuation date,

•	whether a trigger event has occurred on any day from and including the pricing date to and including the valuation date,

•	the volatility (frequency and magnitude of changes in value) of the basket commodities,

•	the market prices of the commodities and futures contracts on such commodities, the volatility of such prices, and the correlations or lack of correlations in the prices of the basket commodities,

•	trends of supply and demand for the basket commodities, at any time,

•	interest and yield rates in the market,

•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the prices, including on the valuation date,

•	the time remaining to the maturity of the HITS, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your HITS prior to maturity. For example, you may have to sell your HITS at a substantial discount from the principal amount if at the time of sale a trigger event has occurred and, particularly, if the basket value is below $10.

You cannot predict the future performance of the basket commodities based on their historical performance. We cannot guarantee that a trigger event will not occur during the term of the HITS or that if a trigger event does occur, the basket value will subsequently increase and be greater than $10 at the valuation date so that you will receive at maturity an amount in excess of the principal amount of the HITS.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase HITS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the HITS, as well as the projected profit included in the cost of hedging our obligations under the HITS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Prices for the basket commodities may change unpredictably and affect the value of the HITS in unforeseeable ways

Investments, such as the HITS, linked to the prices of commodities, are considered speculative, and prices for commodities, and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade fiscal, monetary and exchange control policies. The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and therefore its price at any such time. These factors may affect the prices of the basket commodities and may cause the prices for basket commodities to move in inconsistent directions and at inconsistent rates which will affect the value of your HITS in varying ways.

Specific commodities prices are volatile and are affected by numerous factors specific to each market

High-Grade Primary Aluminum

The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

Copper-Grade A

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

Primary Nickel

The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”). Exports from the CIS have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for nickel in the early 1990s tended to discourage such investments.

Special High-Grade Zinc

The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments.

A decrease in the price of any of these commodities may have a material adverse effect on the value of the HITS and the return on an investment in the HITS.

Changes in the value of one or more of the basket commodities may offset each other

Price movements in the basket commodities may not correlate with each other. At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline. Therefore, in calculating the basket value, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

Please review the table of the historical prices of each of the basket commodities for each calendar quarter in the period from January 1, 2001 through November 16, 2006 and related graphs. Please also review the graph of the historical performance of the basket for the period from January 1, 2001 through November 16, 2006 (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under “Description of HITS—Historical Information” and “—Historical Graph” which illustrates the effect of any offset between the commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance. In addition, there can be no assurance that the prices of any of the basket commodities will be higher than their initial prices, or that the basket value will not decrease to or below the trigger level during the term of the HITS. If a trigger event occurs and the basket value on the valuation date is less than the initial basket value of $10, you will receive at maturity less than the principal amount of the HITS you hold and may receive zero.

Suspension or disruptions of market trading in the basket commodities and related futures markets may adversely affect the value of the HITS

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the basket commodities and, therefore, the value of the HITS.

There are risks relating to the trading of aluminum, copper, nickel and zinc on the London Metal Exchange

The prices of the basket commodities will be determined by reference to the official cash offer prices (per metric ton in U.S. dollars) of contracts traded on the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the valuation date, the official cash offer prices used to determine the price of aluminum, copper, nickel and zinc, and consequently the basket value, could be adversely affected.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the HITS.

As calculation agent, MSCS has determined the initial price for each basket commodity and will determined the price for each basket commodity, the basket commodities’ performance factors, the basket value, and the basket performance and whether a trigger event has occurred and will calculate the amount, if any, you will receive at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any price in the event of a discontinuance of reporting of a basket commodity, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of HITS—Valuation Date” and “—Market Disruption Event.”

The original issue price of the HITS includes the agent’s commissions and certain costs of hedging our obligations under the HITS. The subsidiaries through which we hedge our obligations under the HITS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the prices of the basket commodities

MS & Co. and other affiliates of ours have carried out and will carry out hedging activities related to the HITS (and possibly to other instruments linked to the basket commodities), including trading in futures, forwards and options contracts on the basket commodities, as well as in other instruments related to the basket commodities. MS & Co. and some of our other subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the day we priced the HITS for initial sale to the public could potentially have increased the initial prices for the basket commodities and, as a result and if a trigger event occurs during the term of the HITS, could have increased the prices at which the basket commodities must close on the valuation date before you receive a payment at maturity that exceeds the principal amount on the HITS. Additionally, such hedging or trading activities during the term of the HITS, could potentially affect the prices of the basket commodities, including the prices on the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the HITS or at maturity.

Because the characterization of the HITS for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the HITS are uncertain

You should also consider the U.S. federal tax consequences of investing in the HITS. There is no direct legal authority as to the proper tax treatment of the HITS, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Significant aspects of the tax treatment of the HITS are uncertain. Pursuant to the terms of the HITS, you have agreed with us to treat a HITS as a unit consisting of (i) an option granted by you to us, to enter into, upon the occurrence of certain events, a forward contract pursuant to which you agree to pay a certain amount to us at maturity or upon acceleration in exchange for a cash payment that is based upon the performance of the basket, and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the financial contract, as described in “Description of HITS —United States Federal Income Taxation— General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the HITS, the timing and character of income on the HITS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the HITS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section “Description of HITS—United States Federal Income Taxation.”

If you are a foreign investor, please read the section of this pricing supplement called “Description of HITS—United States Federal Income Taxation—Non-U.S. Holders” for a discussion of the withholding tax consequences of an investment in the HITS.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the HITS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF HITS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “HITS” refers to each $10 principal amount of any of our 12% High Income Trigger SecuritiesSM (“HITSSM”) Due May 28, 2008, Based on the Performance of a Basket of Four Commodities. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Original Issue Date (Settlement Date ) Pricing Date Maturity Date Interest Rate Interest Payment Dates	$5,000,000 November 28, 2006 November 16, 2006 May 28, 2008 12% per annum Each February 28, May 28, August 28 and November 28, beginning February 28, 2007.

Initial Interest Payment Date Interest Payment Period Specified Currency CUSIP Number Minimum Denominations Issue Price Basket	February 28, 2007 Quarterly U.S. dollars 61748A361 $10 $10 (100%) The Basket is an equally weighted basket composed of the following Basket Commodities:

•	High Grade Primary Aluminum (“aluminum”)
•	Copper-Grade A (“copper”)
•	Primary Nickel (“nickel”)
•	Special High-Grade Zinc (“zinc”)

Basket Weighting	The Basket Weighting for each Basket Commodity is 25%, or 0.25.

Payment at Maturity	At maturity, upon delivery of the HITS to the Trustee, we will pay with respect to the $10 principal amount of each HITS an amount in cash equal to:

(i) if a Trigger Event has not occurred, $10; or (ii) if a Trigger Event has occurred, the Basket Value on the Valuation Date.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each HITS, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the HITS to the Trustee for delivery to DTC, as holder of the HITS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities— The Depositary” in the prospectus.

Trigger Event

A Trigger Event will occur if the Calculation Agent determines that on any day from and including the Pricing Date to and including the Valuation Date, the Basket Value has decreased to or below the Trigger Level.

Trigger Level Basket Value	The Trigger Level is $6.50, or 65% of the Initial Basket Value. The Basket Value, on any day, is equal to (i) $10 times (ii) the Basket Performance for such day.

Initial Basket Value Basket Performance

$10, the Basket Value on the Pricing Date.

The Basket Performance is a number that is the sum of the performance factors for each of the Basket Commodities. The Basket Performance is described by the following formula:

Aluminum Performance Factor + Copper Performance Factor + Nickel Performance Factor + Zinc Performance Factor

Aluminum Performance Factor

The Aluminum Performance Factor is (i) a fraction, the numerator of which will be the Aluminum Price and the denominator of which will be the Initial Aluminum Price, times (ii) the Basket Weighting. The Aluminum Performance Factor is described by the following formula:

Aluminum Price		.
	x	.25
Initial Aluminum Price

Initial Aluminum Price Aluminum Price

2,679.00

On any day, the official cash offer price per metric ton of aluminum stated in U.S. dollars on the Relevant Exchange for same day delivery as determined by the Relevant Exchange and as generally displayed on the Reference Source. If the official cash offer price as displayed by the Reference Source differs from that as determined by the Relevant Exchange, the official cash offer prices determined by the Relevant Exchange will prevail.

Copper Performance Factor

The Copper Performance Factor is (i) a fraction, the numerator of which will be the Copper Price and the denominator of which will be the Initial Copper Price, times (ii) the Basket Weighting. The Copper Performance Factor is described by the following formula:

Copper Price		.
	x	.25
Initial Copper Price

Initial Copper Price Copper Price

6,877.00

On any day, the official cash offer price per metric ton of copper stated in U.S. dollars on the Relevant Exchange for same day delivery as determined by the Relevant Exchange and as generally displayed on the Reference Source. If the official cash offer price as displayed by the Reference Source differs from that as determined by the Relevant Exchange, the official cash offer prices determined by the Relevant Exchange will prevail.

Nickel Performance Factor

The Nickel Performance Factor is (i) a fraction, the numerator of which will be the Nickel Price and the denominator of which will be the Initial Nickel Price, times (ii) the Basket Weighting. The Nickel Performance Factor is described by the following formula:

Nickel Price		.
	x	.25
Initial Nickel Price

Initial Nickel Price Nickel Price

30,605.00

On any day, the official cash offer price per metric ton of nickel stated in U.S. dollars on the Relevant Exchange for same day delivery as determined by the Relevant Exchange and as generally displayed on the Reference Source. If the official cash offer price as displayed by the Reference Source differs from that as determined by the Relevant Exchange, the official cash offer prices determined by the Relevant Exchange will prevail.

Zinc Performance Factor

The Zinc Performance Factor is (i) a fraction, the numerator of which will be the Zinc Price and the denominator of which will be the Initial Zinc Price, times (ii) the Basket Weighting. The Zinc Performance Factor is described by the following formula:

Zinc Price		.
	x	.25
Initial Zinc Price

Initial Zinc Price Zinc Price

4,359.00

On any day, the official cash offer price per metric ton of zinc stated in U.S. dollars on the Relevant Exchange for same day delivery as determined by the Relevant Exchange and as generally displayed on the Reference Source. If the official cash offer price as displayed by the Reference Source differs from that as determined by the Relevant Exchange, the official cash offer prices determined by the Relevant Exchange will prevail.

Relevant Exchange

Relevant Exchange means the London Metal Exchange (“LME”) or if the LME is no longer the principal exchange or trading market for a Basket Commodity, such exchange or principal trading market for such Basket Commodity which serves as the source of prices for such Basket Commodity and any principal exchanges where options or futures contracts on such Basket Commodity are traded.

Reference Source

For each Basket Commodity, Reuters page MTLE under the heading “LME Daily Official Prices” or any other display page or heading that may replace that display page or heading for the relevant price on Reuters and any successor service thereto in respect of that Basket Commodity.

Valuation Date

With respect to each Basket Commodity separately, May 16, 2008, subject to adjustment for non-Trading Days or a Market Disruption Event with respect to any Basket Commodity as described in the following paragraphs.

In respect of any Basket Commodity, if the Valuation Date is not a Trading Day or if a Market Disruption Event occurs on that date with respect to that Basket Commodity, the relevant price for such Basket Commodity in respect of the Valuation Date will be, subject to the immediately following paragraph, the relevant price of the Basket Commodity on the next Trading Day on which no Market Disruption Event occurs.

If a Market Disruption Event in respect of a Basket Commodity has occurred on each of the five consecutive Trading Days immediately succeeding the Valuation Date, the Calculation Agent will determine the applicable Basket Commodity’s price for the Valuation Date on such fifth succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day

In respect of each Basket Commodity, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for such Basket Commodity is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Agent Book Entry Note or Certificated Note

Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Book Entry. The HITS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the HITS. Your beneficial interest in the HITS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the HITS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.)

Market Disruption Event

Market Disruption Event means, with respect to any Basket Commodity, any of a Price Source Disruption, Trading Suspension, Disappearance of Commodity Reference Price, Tax Disruption, Trading Limitation. A Market Disruption Event with respect to one or more of the Basket Commodities will not constitute a Market Disruption Event for the other Basket Commodities.

Price Source Disruption

Price Source Disruption means with respect to any Basket Commodity the failure of the Relevant Exchange to announce or publish the relevant price specified in this pricing supplement for the relevant Basket Commodity.

Trading Suspension

Trading Suspension means with respect to a Basket Commodity the material suspension of trading in a Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity.

Disappearance of Commodity
Reference Price

Disappearance of Commodity Reference Price means with respect to any Basket Commodity either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity or (ii) the disappearance of, or of trading in, the relevant Basket Commodity.

Tax Disruption

Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a Basket Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Trading Limitation	Trading Limitation means with respect to a Basket Commodity a material limitation imposed on trading in such Basket Commodity on the Relevant Exchange for such Basket Commodity.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the HITS shall have occurred and be continuing, the amount declared due and payable for each HITS upon any acceleration of the HITS (the “Acceleration Amount”) will equal:

(i) if a Trigger Event has not occurred, $10; or

(ii) if a Trigger Event has occurred, the Basket Value as determined on the date of acceleration,

and, in each case, accrued but unpaid interest to but excluding the date of acceleration.

If the maturity of the HITS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the HITS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent

Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the price for each Basket Commodity, including on the Valuation Date, the Basket Performance, the Basket Value, whether a Trigger Event has occurred and the Payment at Maturity will be made by the Calculation Agent and have been and will be rounded to the nearest one hundred-thousandth, with five one- millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per HITS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of HITS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the HITS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any price for a Basket Commodity, the Basket Value, whether a Trigger Event has occurred, the Payment at Maturity or whether a Market Disruption Event has occurred. See “—Market Disruption Event” and “—Valuation Date” above. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information

The following tables set forth the published high, low and end of quarter official cash offer prices per metric ton for each of the Basket Commodities for each calendar quarter from January 1, 2001 to November 16, 2006. The graphs following each Basket Commodity’s price table set forth the historical price performance of each respective Basket Commodity for the period January 1, 2001 to November 16, 2006. On November 16, 2006, the official cash offer prices per metric ton for aluminum, copper, nickel and zinc were $2,679.00, $6,877.00, $30,605.00 and $4,359.00 respectively. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. In addition, the official cash offer prices published by Bloomberg Financial Markets may differ from the official cash offer prices as determined pursuant to “Aluminum Price”, “Copper Price”, “Nickel Price” or “Zinc Price” above. We will not use Bloomberg Financial Markets to determine the applicable prices. The historical prices, the historical price performance of the Basket Commodities and the degree of correlation between the price trends of the Basket Commodities (or lack thereof) should not be taken as an indication of future performance or trends. We cannot give you any assurance that the Basket Value will not decrease to or below the Trigger Level or that you will receive your $10 principal amount for each HITS you hold back at maturity.

High Grade Primary Aluminum Historical High, Low and Period End Cash Offer Prices January 1, 2001 through November 16, 2006

	High	Low	Period End

2001
First Quarter	1,737.00	1,469.00	1,469.00
Second Quarter	1,593.00	1,437.00	1,437.00
Third Quarter	1,452.50	1,319.50	1,319.50
Fourth Quarter	1,430.00	1,243.00	1,335.00
2002
First Quarter	1,438.00	1,313.00	1,386.00
Second Quarter	1,398.00	1,318.00	1,364.50
Third Quarter	1,370.00	1,279.00	1,280.50
Fourth Quarter	1,399.00	1,275.50	1,344.50
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50
2004
First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,964.00	1,748.00	1,964.00
2005
First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	2,289.00	1,831.00	2,285.00
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter
(through November 16,
2006)	2,845.00	2,480.00	2,679.00

Copper-Grade A Historical High, Low and Period End Cash Offer Prices January 1, 2001 through November 16, 2006

	High	Low	Period End

2001
First Quarter	1,837.00	1,664.50	1,666.00
Second Quarter	1,730.00	1,550.50	1,550.50
Third Quarter	1,573.00	1,403.00	1,424.00
Fourth Quarter	1,540.50	1,319.00	1,462.00
2002
First Quarter	1,650.50	1,421.00	1,623.00
Second Quarter	1,689.50	1,551.00	1,654.00
Third Quarter	1,667.50	1,434.50	1,434.50
Fourth Quarter	1,649.50	1,429.00	1,536.00
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter
(through November 16,
2006)	7,740.00	6,762.00	6,877.00

Primary Nickel Historical High, Low and Period End Cash Offer Prices January 1, 2001 through November 16, 2006

	High	Low	Period End

2001
First Quarter	7,355.00	5,890.00	5,890.00
Second Quarter	7,535.00	5,830.00	6,060.00
Third Quarter	6,090.00	4,770.00	4,870.00
Fourth Quarter	5,770.00	4,420.00	5,680.00
2002
First Quarter	6,860.00	5,625.00	6,710.00
Second Quarter	7,440.00	6,495.00	7,080.00
Third Quarter	7,725.00	6,305.00	6,450.00
Fourth Quarter	7,565.00	6,445.00	7,100.00
2003
First Quarter	9,105.00	7,210.00	7,940.00
Second Quarter	9,550.00	7,710.00	8,395.00
Third Quarter	10,325.00	8,330.00	10,220.00
Fourth Quarter	16,670.00	10,250.00	16,650.00
2004
First Quarter	17,770.00	12,200.00	13,885.00
Second Quarter	15,330.00	10,530.00	14,990.00
Third Quarter	15,980.00	12,050.00	15,100.00
Fourth Quarter	16,595.00	12,685.00	15,205.00
2005
First Quarter	16,565.00	14,035.00	16,250.00
Second Quarter	17,750.00	14,520.00	14,700.00
Third Quarter	15,600.00	13,410.00	13,600.00
Fourth Quarter	14,120.00	11,500.00	13,380.00
2006
First Quarter	15,340.00	13,505.00	15,340.00
Second Quarter	23,100.00	15,600.00	22,275.00
Third Quarter	34,750.00	22,690.00	31,500.00
Fourth Quarter
(through November 16,
2006)	34,500.00	29,995.00	30,605.00

Special High-Grade Zinc Historical High, Low and Period End Cash Offer Prices January 1, 2001 through November 16, 2006

	High	Low	Period End

2001
First Quarter	1,053.00	977.00	977.00
Second Quarter	988.50	870.00	870.00
Third Quarter	869.00	767.50	782.00
Fourth Quarter	810.50	732.50	767.50
2002
First Quarter	842.50	759.00	825.50
Second Quarter	829.00	745.50	796.50
Third Quarter	829.00	725.50	735.50
Fourth Quarter	823.50	737.50	749.50
2003
First Quarter	810.50	755.00	763.00
Second Quarter	809.00	741.00	783.50
Third Quarter	863.00	781.00	825.00
Fourth Quarter	1,008.00	834.00	1,008.00
2004
First Quarter	1,155.50	1,002.00	1,086.50
Second Quarter	1,125.00	967.00	967.00
Third Quarter	1,079.00	943.00	1,079.00
Fourth Quarter	1,270.00	1,004.50	1,270.00
2005
First Quarter	1,430.00	1,197.50	1,349.00
Second Quarter	1,365.50	1,216.00	1,223.00
Third Quarter	1,439.00	1,165.00	1,411.00
Fourth Quarter	1,915.00	1,405.00	1,915.00
2006
First Quarter	2,690.50	1,912.00	2,690.50
Second Quarter	3,990.00	2,710.00	3,260.00
Third Quarter	3,671.50	3,125.50	3,360.00
Fourth Quarter
(through November 16,
2006)	4,580.50	3,369.50	4,359.00

Historical Graph	The following graph sets forth the historical performance of the Basket Value (assuming that each of the Basket Commodities is weighted as described in “—Basket” above at November 16, 2006). The graph covers the period from January 1, 2001 through November 16, 2006. The graph of the Basket Value reflects the historical prices of the Basket Commodities, including the effect of offset and correlation in the movement of these prices. The graph does not attempt to show your expected return on an investment in the HITS. The historical performance of the Basket Value should not be taken as an indication of its future performance.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the HITS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the HITS through one or more of our subsidiaries. The original issue price of the HITS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the HITS and the cost of hedging our obligations under the HITS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to November 16, 2006, the day we priced the HITS for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the HITS by taking positions in the Basket Commodities in futures, forwards and options contracts on the Basket Commodities listed on major securities markets. Such purchase activity could potentially have increased the value of the Basket Commodities, and, as a result and if a Trigger Event occurs during the term of the HITS, could have increased the prices at which the Basket Commodities must close on the Valuation Date before you receive a payment at maturity that exceeds the principal amount on the HITS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the HITS by purchasing and selling the Basket Commodities or futures or options contracts on the Basket Commodities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the value of the Basket Commodities, including on the Valuation Date, or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of HITS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the HITS directly to the public at the public offering price set forth on the cover page of this pricing supplement The Agent may allow a concession not in excess of 2% per HITS to other dealers, which may include Morgan Stanley DW Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the HITS distributed by such dealers. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the HITS against payment therefor in New York, New York on November 28, 2006, which will be the seventh scheduled Business Day following the date of this pricing supplement and of the pricing of the HITS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade HITS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the HITS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the HITS. Specifically, the Agent may sell more HITS than it is obligated to purchase in connection with the offering, creating a naked short position in the HITS for its own account. The Agent must close out any naked short position by purchasing the HITS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the HITS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, HITS in the open market to stabilize the price of the HITS. Any of these activities may raise or maintain the market price of the HITS above independent market levels or prevent or retard a decline in the market price of the HITS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of HITS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the HITS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the HITS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the HITS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the HITS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the HITS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the HITS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the HITS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The HITS have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The HITS may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The HITS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the HITS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the HITS to the public in Hong Kong as the HITS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the HITS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the HITS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The HITS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the HITS nor make the HITS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the HITS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the HITS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the HITS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the HITS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the HITS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the HITS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactionsdetermined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the HITS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the HITS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the HITS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such HITS on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the HITS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the HITS have exclusive responsibility for ensuring that their purchase, holding and disposition of the HITS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation

The following summary is a general discussion of the principal potential U.S. federal income tax consequences to initial investors in the HITS purchasing the HITS at the Issue Price, who will hold the HITS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the investor’s individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in commodities, securities, or foreign currencies;

•	investors holding the HITS as part of a hedge or any similar transaction;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	investors subject to the alternative minimum tax; and

•	non-U.S. Holders for whom income or gain in respect of the HITS is effectively connected with a trade or business in the United States.

For example, neither we nor Tax Counsel express a view as to whether any income and gains from the Securities will be considered income described in Section 851(b)(2) of the Code. An investor that is a regulated investment company should consult its own tax advisors regarding the federal tax consequences of investment in and ownership of the Securities.

Additionally, except as pertains to the withholding tax described below under “—Non-U.S. Holders,” the effect of the U.S. federal tax laws, including the effect of the U.S. federal estate tax laws, on an investment in the HITS by non-U.S. investors is not discussed. As the law applicable to the U.S. federal income taxation of instruments such as the HITS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. If you are considering purchasing the HITS, you are urged to consult your own tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the HITS and subject to the discussion below under “—Tax Consequences to Non-U.S. Holders,” we and every investor in the HITS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a HITS for all U.S. federal income tax purposes as a unit consisting of the following:

(i) an option (the “Option”) granted by the investor to enter into a financial contract (the “Financial Contract”), pursuant to which Financial Contract the investor in a HITS will be required to pay an amount equal to the Deposit (as defined below) in exchange for the delivery by us of the Payment at Maturity (which is based on the performance of the Basket) in cash at maturity or upon acceleration (including an event of default); and

(ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the investor’s obligation under the Financial Contract (the “Deposit”), which Deposit pays interest in cash based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

We have determined that the Yield on the Deposit is 5.2672% per annum compounded quarterly, and that the remainder of the coupon on the HITS is attributable to the Option Premium, as described below under “—Tax Treatment of the HITS.” The Option will be deemed to have been exercised only if the Basket Value has decreased to or below the Trigger Level at any time on any trading day from and including the Pricing Date to and including the Valuation Date.

Based on our determination of the relative fair market values of the Option and the Deposit at the time of issuance of the HITS, we will allocate 100% of the Issue Price of the HITS to the Deposit and none to the Option. Our allocation of the issue price between the Option and the Deposit will be binding on investors in the HITS, unless an investor timely and explicitly discloses to the Internal Revenue Service (“IRS”) that its allocation is different from ours. The treatment of the HITS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the HITS or instruments similar to the HITS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the HITS. Significant aspects of the U.S. federal income tax consequences of an investment in the HITS are uncertain. Davis Polk & Wardwell, our tax counsel, has not rendered an opinion as to the proper U.S. federal income tax characterization of the HITS, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your own tax advisors regarding the U.S. federal income tax consequences of an investment in the HITS (including alternative characterizations of the HITS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation of the Issue Price described above.

U.S. Holders

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a HITS that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the HITS

Assuming the characterization of the HITS and the allocation of the Issue Price as set forth above, the following U.S. federal income tax consequences should result.

Coupon Payments on the HITS. Under the characterization described above under “—General,” only a portion of the coupon payments on the HITS will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the granting by the investor of the Option (the “Option Premium”). To the extent attributable to the Yield on the Deposit, coupon payments on the HITS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. The Option Premium will not be taxable to a U.S. Holder upon receipt.

Tax Basis. The U.S. Holder’s tax basis in the Deposit will be 100% of the Issue Price.

Settlement of the HITS. Upon settlement of the HITS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized upon settlement of the HITS and the U.S. Holder’s tax basis in the HITS. For this purpose, the amount realized does not include any amount attributable to accrued but unpaid coupon payments on the HITS, which would be taxed as described under “—Coupon Payments on the HITS” above. Such U.S. Holder’s adjusted tax basis in the HITS would generally be equal to its adjusted tax basis in the Deposit less the total Option Premium received. Any such gain or loss upon settlement of the HITS would generally be capital gain or loss, as the case may be. Any gain or loss will be treated as long-term capital gain or loss if such U.S. Holder has held the HITS for more than one year from the date the Option is deemed to have been exercised. Otherwise, such gain or loss will be treated as short-term capital gain or loss, as the case may be. The Option will be deemed to have been exercised only if the Basket

Value has decreased to or below the Trigger Level at any time on any day from and including the Pricing Date to but excluding the Valuation Date.

Sale, Exchange or Early Retirement of the HITS. Upon a sale or exchange of a HITS prior to its maturity, or upon their retirement prior to maturity upon the occurrence of an Event of Default Acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder’s tax basis in the HITS so sold, exchanged or retired. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid coupon payments on the HITS, which would be taxed as described under “—Coupon Payments on the HITS” above. Such U.S. Holder’s adjusted tax basis in the HITS would generally be equal to its adjusted tax basis in the Deposit less the total Option Premium received. Any such gain or loss upon a sale, exchange or retirement of the HITS prior to maturity would generally be capital gain or loss, as the case may be. To the extent such gain or loss is attributable to the Deposit, such gain or loss will be treated as long-term capital gain or loss if such U.S. Holder has held the HITS for more than one year.

If the Basket Value has not decreased to or below the Trigger Level prior to the sale, exchange or retirement of the HITS, any capital gain or loss, other than gain or loss attributable to the Deposit, will be treated as short-term capital gain or loss.

If the Basket Value has decreased to or below the Trigger Level prior to the sale, exchange or retirement of the HITS (and, therefore, the Option is deemed to have been exercised), any gain or loss, other than gain or loss attributable to the Deposit, will be treated as long-term capital gain or loss if such U.S. Holder has held the HITS for more than one year from the date the Option is deemed to have been exercised.

Possible Alternative Tax Treatments of an Investment in the HITS

Due to the absence of authorities that directly address the proper characterization of the HITS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, with respect to a HITS that matures (after taking into account the last possible date that the HITS could be outstanding under its terms) more than one year from its date of issuance, the IRS could seek to analyze the U.S. federal income tax consequences of owning a HITS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the HITS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” on the issue price. In addition, a U.S. Holder would recognize income upon maturity of the HITS to the extent that the value of the underlying stock and cash (if any) received exceeded the adjusted issue price. Furthermore, any gain realized with respect to the HITS would generally be treated as ordinary income.

Even if the Contingent Debt Regulations do not apply to the HITS, other alternative U.S. federal income tax characterizations or treatments of the HITS are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the HITS. It is possible, for example, that a HITS could be treated as constituting an “open transaction” with the result that no portion of the coupon payments on the HITS might be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the HITS. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the HITS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the HITS and the proceeds from a sale or other disposition of the HITS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a HITS that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the HITS.

General

As described above, we and every holder of a HITS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a HITS for all U.S. federal income tax purposes as a unit consisting of the Option and the Deposit, and the discussion herein assumes such treatment.

Subject to the discussion below concerning backup withholding, payments with respect to a HITS by us or a paying agent to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such HITS, will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a HITS (or a financial institution holding the HITS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the HITS

As described above under “— Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the HITS,” the IRS may seek to apply a different characterization and tax treatment than those described herein. However, even if such a recharacterization were successful, the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a HITS should be the same as those described immediately above.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the HITS as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.